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                                                                     EXHIBIT 3.1


                                 FOURTH RESTATED
                         CERTIFICATE OF INCORPORATION OF
                                NETRATINGS, INC.


         David J. Toth, President of NetRatings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 242 and 245 thereof, DOES HEREBY
CERTIFY:

         FIRST: That the name of this Corporation is NetRatings, Inc. (the "Corporation") and that the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 2, 1997.

         SECOND: That the Amendment and Restatement of the Corporation's Certificate of Incorporation set forth in the following resolution has been approved by the Corporation's Board of Directors and stockholders and was duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware.

         NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation of this Corporation be, and it hereby is, restated and further amended to read in its entirety as follows:

                                    ARTICLE I

         The name of this Corporation is NetRatings, Inc.

                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

         The nature of the business and of the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

         A. This Corporation is authorized to issue two classes of shares of stock, to be designated, respectively, "Common Stock" and "Preferred Stock." The Preferred Stock may be issued in one or more series. The total number of shares which the Corporation is authorized to issue is One Hundred Two Million Four Hundred Twenty Two Thousand Six Hundred (102,422,600). Eighty-Six Million Eight Hundred Fifty-One Thousand Four Hundred Thirty-Eight (86,851,438) shares with a par value of $0.001 each shall


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be Common Stock, and Fifteen Million Five Hundred Seventy-One Thousand One
Hundred Sixty-Two (15,571,162) shares with a par value of $0.001 each shall be Preferred Stock, of which One Million Nine Hundred Thousand (1,900,000) shares shall be designated "Series A Preferred," Two Million One Hundred Eighty-Four Thousand One Hundred Eleven (2,184,111) shares shall be designated "Series B Preferred," Six Million Six Hundred Thousand (6,600,000) shares shall be designated "Series C Preferred," and 4,887,051 shares shall be designated "Series D Preferred."

         B. The following is a statement of the designations, preferences, qualifications, limitations, privileges, restrictions and the special or relative rights granted to or imposed upon the shares of capital stock of the
Corporation:

         1.       DIVIDENDS.

                  (a) The holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be entitled, Pari Passu, to receive dividends, prior and in preference to any dividend on the Common Stock, at the rate of $0.056 per share of Series A Preferred or Series B Preferred, $0.206 per share of Series C Preferred and $.1939 per share of Series D Preferred, per annum (as adjusted for any stock dividends, combinations or splits with respect to such shares that occurs after the date of filing of this Third Restated Certificate of Incorporation), whenever funds are legally available and when and as declared by the Board of Directors. The dividends shall be non-cumulative.

                  (b) No dividends (other than those payable solely in Common Stock) shall be paid on any Common Stock of the Corporation during any fiscal year of the Corporation unless and until the holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall have received (i) dividends equal to the total amount due per share of Series A Preferred Stock, Series B Preferred, Series C Preferred and Series D Preferred per annum (as adjusted for any stock dividends, combinations or splits with respect to such shares) as set forth in Section (a) above and (ii) additional dividends in an amount for each such share of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred held by such holder equal to or greater than the amount of dividends which would be payable on all shares of Common Stock into which each such share of Preferred Stock could then be converted if such shares of Common Stock had been outstanding prior to the declaration of such dividend.

         2.       LIQUIDATION PREFERENCE.

                  (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred, the holders of the Series B Preferred, the holders of Series C Preferred and the holders of Series D Preferred shall be entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their respective ownership thereof, the amount of $0.184211 per share of Series A Preferred then held, and $0.633 per share of Series B Preferred then held, $3.1183 per share of Series C Preferred and $3.1395 per share of Series D Preferred then held (each as adjusted for any stock dividends, combinations or splits with respect to such shares effective after the date of filing of this Third




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Restated Certificate of Incorporation) plus all declared but unpaid dividends on each such share of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive.

                  (b) After payment has been made to the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred of the full amounts to which they shall be entitled as provided in Section 2(a), the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Common Stock in proportion to the shares of Common Stock then held by each (assuming conversion into Common Stock of all such Preferred Stock); provided, however, that the holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall not receive any further distribution from the assets and funds of the Corporation once such holders have received an aggregate of $0.368, $1.266, $9.3549 and $9.4185 for each share, respectively, of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred then held by such holder.

                  (c) The merger or consolidation of the Corporation into or with another corporation in which the stockholders of the Corporation shall own less than 50% of the voting securities of the surviving corporation or its parent or the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this Section IV.B.2.

                  (d) In the event of any liquidation, dissolution or winding up of the Corporation, the Corporation shall, within ten (10) days after the date the Board of Directors approves such action, or ten (10) days prior to any stockholders' meeting called to approve such action, or ten (10) days after the commencement of an involuntary proceeding, whichever is earlier, give each holder of shares of Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of shares of Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of shares of Preferred Stock of such material change.

                  (e) The Corporation shall not consummate any liquidation, dissolution or winding up of the Corporation before the expiration of ten (10) days after the mailing of the written notice to the holders of shares of Preferred Stock; provided that any such 10-day period may be shortened upon the written consent of the holders of a majority of the outstanding shares of each series of Preferred Stock then outstanding.


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         3.       VOTING RIGHTS. The holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law), voting together as a single class, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not be permitted, however, and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to a nearest whole number (with one-half being rounded upward).

         4. CONVERSION. The holders of the Preferred Stock shall have the conversion rights as follows:

                  (a) RIGHT TO CONVERT. Each share of the Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share (the "Original Issue Date"), at the office of this Corporation or any transfer agent for such shares, into such number of fully paid and nonassessable shares of Common Stock determined: (i) in the case of the Series A Preferred, by dividing $0.046053 by the Series A Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion (the "Series A Conversion Price"), subject to adjustment as hereinafter provided; (ii) in the case of the Series B Preferred, by dividing $0.633 by the Series B Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion (the "Series B Conversion Price"), subject to adjustment as hereinafter provided; (iii) in the case of the Series C Preferred, by dividing $3.1183 by the Series C Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the Certificate is surrendered for conversion (the "Series C Conversion Price") and (iv) in the case of the Series D Preferred, by dividing $3.1395 by the Series D Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the Certificate is surrendered for conversion (the "Series D Conversion Price"). The Series A Conversion Price shall initially be $0.184211 per share of Common Stock. The Series B Conversion Price shall initially be $0.633 per share of Common Stock. The Series C Conversion Price shall initially be $3.1183 per share of Common Stock. The Series D Conversion Price shall initially be $3.1395 per share of Common Stock. Such initial Conversion Prices shall be adjusted as hereinafter provided.

                  (b) AUTOMATIC CONVERSION. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Price for such series of Preferred Stock in effect immediately prior to the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Corporation), (i) at a public offering price (prior to underwriter commissions and expenses) equal to or exceeding, in the case of the Series A Preferred and Series B Preferred, $2.00 per share of Common Stock, in the case of the Series C Preferred, $4.00 per share of Common Stock and in the case of the Series D Preferred, $4.00 per share of Common Stock (in each case, as adjusted



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for any stock dividends, combinations or splits with respect to such shares occurring after the date of filing of this Restated Certificate), and
(ii) the aggregate proceeds to the Corporation (before deduction for underwriter commissions and expenses relating to the issuance, including without limitation fees of the Corporation's counsel) of which equal or exceed $15,000,000. In addition, each share of any Series of Preferred Stock shall automatically be converted into shares of Common Stock upon the written consent of the holders of at least a majority of the then outstanding shares of such Series of Preferred Stock at the applicable Conversion Price for such series of Preferred Stock in effect immediately prior to such consent.

                  (c) MECHANICS OF CONVERSION. Except as provided in Section 4(b) above, before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Except as provided in Section 4(b) above, such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (d) ADJUSTMENTS FOR SUBDIVISIONS OR COMBINATIONS OF COMMON STOCK. In the event the outstanding shares of Common Stock shall be subdivided (by stock split or otherwise) into a greater number of shares of Common Stock, the Conversion Rate then in effect for each series of Preferred Stock shall, concurrently with the effectiveness of such subdivision, be proportionately decreased based on the ratio of (A) the number of shares of Common Stock outstanding immediately prior to such subdivision to (B) the number of shares of Common Stock outstanding immediately after such subdivision. In the event the outstanding shares of Common Stock shall be combined or consolidated by reclassification or otherwise into a lesser number of shares of Common Stock, the Conversion Rate then in effect for each series of Preferred Stock shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased on the same basis.

                  (e) ADJUSTMENTS FOR OTHER DISTRIBUTIONS. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in (A) securities of the Corporation or other entities (other than shares of Common Stock and other than as otherwise adjusted in this Section 4 or as otherwise provided in Section 1), (B) evidences of indebtedness issued by the Corporation or other persons, or (C) assets (excluding cash dividends) or options or rights, then and in each such event provision shall be made so that the holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such distribution which they would have received had their Series A Preferred, Series B Preferred,


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Series C Preferred or Series D Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series A Preferred, Series B Preferred, Series
C Preferred and Series D Preferred.

                  (f) ADJUSTMENTS FOR RECAPITALIZATION, RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time the Common Stock issuable upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by recapitalization, capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 4(d) above or a merger or sale of assets transaction provided for in Section 4(g)), then concurrently with the effectiveness of such recapitalization, reorganization or reclassification, the shares of each series of Preferred Stock shall thereafter be convertible into, in lieu of the number of shares of Common Stock which the holders thereof would have been entitled to receive prior to such recapitalization, reorganization or reclassification, a number of shares of such other class or classes of stock equivalent to the number of shares of such other class or classes of stock that a holder of the number of shares of Common Stock into which shares of such series of Preferred Stock would have been converted immediately before such recapitalization, reorganization or reclassification would have received in connection with such recapitalization, reorganization or reclassification. In addition, to the extent applicable in any reorganization or recapitalization, provision shall be made so that the holders of shares of each series of Preferred Stock shall thereafter be entitled to receive upon conversion of such shares the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of the number of shares of Common Stock deliverable upon conversion of shares of such series of Preferred Stock immediately prior to such recapitalization or reorganization would have been entitled on such reorganization or recapitalization.

                  (g) ADJUSTMENTS FOR MERGER OR SALE OF ASSETS. In case of any consolidation or merger of the Corporation with or into another corporation or corporations, or the conveyance of all or substantially all of the assets of the Corporation to another corporation, each share of Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Preferred Stock would have been entitled upon the record date of (or date of, if no record date is fixed) such consolidation, merger or conveyance, and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of such Preferred Stock.


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                  (h) ADJUSTMENT OF CONVERSION PRICE FOR DIVIDENDS,
DISTRIBUTIONS AND COMMON STOCK EQUIVALENTS. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights (hereinafter referred to as "Common Stock Equivalents") convertible into or entitling the holder thereof to receive additional shares of Common Stock without payment of any consideration by such holder for such Common Stock Equivalents or the additional shares of Common Stock, then and in each such event the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents shall be deemed to be issued and outstanding as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date. In each such event, the Conversion Price in effect at the time for each series of the Preferred Stock shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by dividing the Conversion Price in effect at the time for each series of Preferred Stock by a fraction,

                           (i) the numerator of which shall be the total number
of shares of Common Stock issued and outstanding or deemed to be issued and outstanding immediately prior to the time of such issuance on the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents, and

                           (ii) the denominator of which shall be the total
number of shares of Common Stock issued and outstanding or deemed to be issued and outstanding immediately prior to the time of such issuance on the close of business on such record date; provided, however, (A) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price in effect at the time for such series shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for such series shall be adjusted pursuant to this Section 4(h) as of the time of actual payment of such dividends or distribution; (B) if such Common Stock Equivalents provide, with the passage of time or otherwise, for any decrease in the number of shares of Common Stock issuable upon conversion or exercise thereof, the Conversion Price in effect at the time for such series shall, upon any such decrease becoming effective, be recomputed to reflect such decrease insofar as it affects the rights of conversion or exercise of the Common Stock Equivalents then outstanding; and (C) upon the expiration of any rights of conversion or exercise under any unexercised Common Stock Equivalents, the Conversion Price in effect at the time for such series computed upon the original issue thereof shall, upon such expiration, be recomputed as if the only additional shares of Common Stock issued were the shares of such stock, if any, actually issued upon the conversion or exercise of such Common Stock Equivalents.

                  (i) ADJUSTMENT OF CONVERSION PRICE FOR SUBSEQUENT SALES BELOW CONVERSION PRICE. If the Corporation shall issue any Additional Stock (as defined below) without


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consideration or for a consideration per share less than the Conversion Price for the Series A Preferred, the Series B Preferred, the Series C Preferred or the Series D Preferred in effect immediately prior to the issuance of such Additional Stock, then such Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at the Conversion Price for such series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock so issued. For purposes of this Section 4(i) and Section 4(h) above, the shares of issued or issuable Common Stock that are excluded from the definition of Additional Stock will be deemed outstanding.

                 (i) No adjustment of the Conversion Price for the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred shall be made in an amount less than one cent per share, but any adjustments which are not required to be made by reason of this sentence shall be carried forward and taken into account in any subsequent adjustment. Except to the limited extent provided for in Sections 4(i)(iv)(3) and 4(i)(iv)(4), no adjustment of any such Conversion Price pursuant to this Section 4(i)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                 (ii) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                 (iii) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                 (iv) In the case of the issuance, whether before, on or after the date of original issuance of any shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (which are not excluded from the definition of Additional Stock), the following provisions shall apply:

                       (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 4(i)(ii) and 4(i)(iii)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby.


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                       (2) The aggregate maximum number of shares of Common
Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 4(i)(ii) and 4(i)(iii)).

                       (3) In the event of any change in the number of shares of Common Stock deliverable or any increase in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price in effect at the time for the Series A Preferred, the Series B Preferred, the Series C Preferred and Series D Preferred obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities, and any subsequent adjustments based thereon, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                       (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price in effect at the time for the Series A Preferred, the Series B Preferred, the Series C Preferred and the Series D Preferred obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities, and any subsequent adjustments based thereon, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities. Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities shall continue to be deemed to be issued.

                       (5) All Common Stock deemed issued pursuant to this
Section 4(i)(iv) shall be considered issued only at the time of its deemed issuance and any actual issuance of such stock shall not be an actual issuance or a deemed issuance of the Corporation's Common Stock under the provisions of this Section 4(i).


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


                 (j) ADDITIONAL STOCK. "Additional Stock" shall mean any shares of Preferred Stock or Common Stock issued by this Corporation on or after the Closing under the Series D Preferred Stock Purchase Agreement other than:

                     (i) shares issued or issuable pursuant to a transaction described in Section 4(d) through 4(h) hereof,

                     (ii) shares of Common Stock reserved for issuance to officers, directors, employees and consultants of the Corporation directly or pursuant to a stock option plan or restricted stock plan or similar equity incentive plan or agreement approved by the Board of Directors of the Corporation;

                     (iii) Common Stock or Preferred Stock of any series issued or issuable pursuant to the exercise of warrants, options or other rights granted in connection with any equipment lease, technology license, vendor or customer relationship or similar non-equity financing transaction approved by the Board of Directors in accordance with reasonable and customary business practices;

                     (iv) Common Stock issued pursuant to the acquisition of another corporation by merger, purchase of all or substantially all of the assets, or other reorganization; or

                     (v) shares issued or issuable upon conversion of any series of Preferred Stock.

                 (k) NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of any series of Preferred Stock, which is convertible by its terms, against impairment.

                 (l) CERTIFICATES AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of any Conversion Price in effect at the time for any series of Preferred Stock pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock whose Conversion Price is subject to adjustment or readjustment, as the case may be, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of shares of any such series of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments,
(ii) the applicable Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of shares of such series of Preferred Stock.

                  (m) NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right, and the amount and character of such dividend, distribution, security or right.

                  (n) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of each series of Preferred Stock which is convertible by its terms, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock which is convertible by its terms, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

                 (o) FRACTIONAL SHARES. No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (which, if not readily determinable by reference to sales prices on a stock exchange in the over-the-counter market or otherwise, shall be determined in good faith by the Board of Directors of the Corporation).

                  (p) NOTICES. Any notice required by the provisions of this
Section IV.B.4 to be given to the holders of shares of Preferred Stock shall be deemed given on the third business day after deposit in the United States mail, postage prepaid, addressed to each holder of record at his address appearing on the books of the Corporation.

         5.       REDEMPTION.

                  (a) At any time after the fifth anniversary of the original issuance of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, as the case may be, upon the affirmative vote or written consent of the holders of at least two-thirds of the then outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, as the case may be (the "Redemption Request"), the Corporation shall redeem all issued, outstanding and unconverted shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, as the case may be, at the applicable Redemption Price (as defined below) as provided herein from any source of funds legally available therefor. Subject to the vote or written consent of the holders of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred provided above, the Corporation shall redeem all shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred outstanding as of the date of such vote or written consent in three (3) equal annual installments upon payment of the corresponding Redemption Price for the shares so redeemed. The redemption date for each annual redemption of shares pursuant to this subsection (the "Redemption Date") shall be not less than thirty (30) and not more than forty-five (45) days after the completion of each fiscal year during the specified redemption period. If the funds of the Company legally available for redemption of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, as the case may be, on any Redemption Date are insufficient to redeem the total number of outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred on such Redemption Date, those funds which are legally available will be used to redeem the maximum number of shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred ratably among the holders of such Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred. If, and only if, no funds or insufficient funds are available to the Corporation at any redemption date to meet the Corporation's redemption obligations pursuant to this subsection, then the Corporation's obligations to redeem shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred shall continue and at any time thereafter when additional funds of the Corporation are legally available for the redemption of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, the Corporation within ten
(10) business days, shall use such funds to redeem the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed. The shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred which have not been redeemed shall continue to be entitled to the dividend, conversion and other rights, preferences, privileges and restrictions of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, as the case may be.

                  (b) The Series A redemption price (the "Series A Redemption Price") for each share of Series A Preferred repurchased shall be equal to the sum of (i) $0.184211 (as adjusted for any stock splits, stock dividends, reorganizations and the like) and (ii) any declared but unpaid dividends payable in accordance with Section 1 above on each such share to be redeemed. The Series B redemption price (the "Series B Redemption Price") for each share of Series B Preferred repurchased shall be equal to the sum of (i) $0.633 (as adjusted for any stock splits, stock dividends, reorganizations and the like) and (ii) any declared but unpaid dividends payable in accordance with Section 1 above on each such share to be redeemed. The Series C redemption price (the "Series C Redemption Price") for each share of Series C Preferred repurchased shall be equal to the sum of (i) $3.1183 (as adjusted for any stock splits, stock dividends, reorganizations and the like) and (ii) any declared but unpaid dividends payable in accordance with Section 1 above on each such share to be redeemed. The Series D redemption price (the "Series D Redemption Price") for each share of Series D Preferred repurchased shall be equal to the sum of (i) $3.1395 (as adjusted for any stock splits, stock dividends, reorganizations and the like) and (ii) any declared but unpaid dividends payable in accordance with Section 1 above on each such share to be redeemed.

               (c) Within fifteen (15) days of the Corporation's receipt of a Redemption Request, the Corporation will mail written notice, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of shares to be redeemed, at the address for such holder as it appears on the stock transfer books of the Corporation, notifying such holder of the redemption, specifying the Redemption Dates upon which the Corporation shall satisfy the Redemption Request, the applicable Redemption Price, the place at which payment may be obtained and the date on which such holder's conversion rights as to such shares terminate, and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). On or after each Redemption Date, each holder of shares to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares to be redeemed, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event that less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

               (d) From and after each Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the shares thereupon redeemed, as holders of shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, as the case may be (except the right to receive the Redemption Price upon surrender of their certificate or certificates), shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. The shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

         6. ACTIONS REQUIRING APPROVAL OF A SERIES. In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of any outstanding series of Preferred Stock affected thereby voting separately as a series:

               (a) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or By-Laws that would alter or change the rights, preferences, privileges or powers of, such series of Preferred Stock;

               (b) authorize any additional shares of such outstanding series of Preferred Stock;

               (c) authorize or issue, or obligate itself to issue, any other equity security senior to or on a parity with such series of Preferred Stock as to dividend or redemption rights, liquidation preferences, conversion rights, voting rights or otherwise, or create any obligation or security convertible into or exchangeable for, or having any option rights to purchase, any such equity security which is senior to or on a parity with such series of Preferred Stock; or

               (d) effect a reclassification or recapitalization of the outstanding capital stock of the Corporation.

         7. RESTRICTIONS AND LIMITATIONS. So long as at least 500,000 shares of Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least two-thirds of the then outstanding shares of Preferred Stock, voting separately as a class:

               (a) effect a merger or consolidation with any other entity where the stockholders of the Corporation before such merger or consolidation would hold less than 50% of the surviving entity;

               (b) sell, convey, or otherwise dispose of, all or substantially all of the property or business of the Corporation;

               (c) grant a license to the Corporation's intellectual property to a third party, which grant, by virtue of its scope, geographical coverage, terms of exclusivity and irrevocability, is tantamount to a sale, conveyance or other disposal of, all or substantially all of the property or business of the Corporation; provided however, that no such vote or written consent shall be required for licenses granted by the Corporation in the ordinary course of its business, including licenses granted as part of a joint alliance or venture or other collaboration to third parties within the U.S. or in foreign countries;

               (d) declare or pay any dividends or any other distribution on the Common Stock;

               (e) except as otherwise provided herein, purchase, redeem or otherwise acquire (or pay into or set aside for a sinking fund for such purpose), any of the Common Stock (or other capital stock or rights to acquire capital stock) of the Corporation; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from directors, officers, consultants or employees of the Corporation or any subsidiary pursuant to agreements approved by the Corporation's Board of Directors under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, including termination of employment or services;

               (f) Amend the Certificate of Incorporation to increase the authorized number of directors of the Corporation;

               (g) increase the number of shares of Common Stock reserved for issuance to officers, directors, employees and consultants of the Corporation directly or pursuant to a stock option plan or restricted stock plan or similar equity incentive plan or agreement approved by the

Board of Directors of the Corporation (i) by more than 1,000,000 shares or (ii) prior to August 4, 2000; or

               (h) authorize any additional shares of any outstanding series of Preferred Stock;

               (i) subject to Section 6(a), amend or waive any provision of this Article IV.

         8. SPECIAL RIGHTS OF HOLDERS OF SERIES C PREFERRED. So long as at least 1,000,000 shares of Series C Preferred remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of Series C Preferred:

               (a) authorize or issue, or obligate itself to issue, any other equity security on a parity with the Series C Preferred as to dividend or redemption rights, liquidation preferences, conversion rights, voting rights or otherwise, or create any obligation or security convertible into or exchangeable for, or having any option rights to purchase, any such equity security which is senior to or on a parity with the Series C Preferred; or

               (b) effect a merger or consolidation with any other entity where the stockholders of the Corporation before such merger or consolidation would hold less than 50% of the surviving entity and the consideration per share received by the holders of the Series C Preferred would be less than $5.16 in value.

         9. SPECIAL RIGHTS OF HOLDERS OF SERIES D PREFERRED. So long as at least 1,000,000 shares of Series D Preferred remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of Series D Preferred:

               (a) authorize or issue, or obligate itself to issue, any other equity security on a parity with the Series D Preferred as to dividend or redemption rights, liquidation preferences, conversion rights, voting rights or otherwise, or create any obligation or security convertible into or exchangeable for, or having any option rights to purchase, any such equity security which is senior to or on a parity with the Series D Preferred; or

               (b) effect a merger or consolidation with any other entity where the stockholders of the Corporation before such merger or consolidation would hold less than 50% of the surviving entity and the consideration per share received by the holders of the Series D Preferred would be less than $5.16 in value.

         C. Except as provided in Section IV.B. above, the rights, preferences, privileges, restrictions and other matters relating to the Common Stock of the Corporation are as follows:

         1. DIVIDENDS. Dividends may be paid upon the Common Stock as and when declared by the Board of Directors out of any funds legally available therefor.

         2. VOTING RIGHTS. Except as otherwise provided by statute, by any express provision of this Certificate (including Section IV.B.3 herein) or by any agreement to the contrary between the Corporation and its stockholders, all rights to vote and all voting power shall be exclusively vested in the Common Stock and the holders thereof shall be entitled to one vote for each share of Common Stock for the election of directors and upon all other matters.

         3. REGISTERED OWNERS. The Corporation shall be entitled to treat the person in whose name any share, right or option is registered as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to or interest in such share, right or option on the part of any other person, whether or not the Corporation shall have notice thereof, save as may be expressly provided by the laws of the State of Delaware.

                                    ARTICLE V

         For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

               (a) The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws. Except as may otherwise be required by law and subject to the terms of any agreement to the contrary between the Corporation and its stockholders, vacancies in the Board of Directors of the Corporation and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.

               (b) The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

                                   ARTICLE VI

         Subject to Section 6(a) the Board of Directors may from time to time make, amend, supplement or repeal the Bylaws except as provided therein; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation; and, provided further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

                                   ARTICLE VII

         A. No director shall have any personal liability to the Corporation or its stockholders for any monetary damages for breach of fiduciary duty as a director, except that this Article shall not eliminate or limit the liability of each director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit.

         B. It being the intention of the foregoing provision to eliminate the liability of the Corporation's directors to the fullest extent permitted by
Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time, any repeal or modification of the foregoing Section VII.A of this
Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         C. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then a director of the Corporation, in addition to the circumstances in which he is not now personally liable, shall be free of liability to the fullest extent permitted by the Delaware General Corporation Law as so amended.

         D. Each director, officer, employee and agent, past or present, of the Corporation, and each person who serves or may have served at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and their respective heirs, administrators and executors, shall be indemnified by the Corporation in accordance with and to the fullest extent permitted by, the provisions of the Delaware General Corporation Law as it may from time to time be amended. The provisions of this subparagraph D shall apply to any member of any committee appointed by the Board of Directors as fully as though such person shall have been an officer or director of the Corporation.

         E. The provisions of this Article VII shall be in addition to and not in limitation of any other rights, indemnities, or limitations of liability to which any director or officer may be entitled, as a matter of law or under the Bylaws of the Corporation.

         F. The Corporation shall pay expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of any undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Certificate of Incorporation.

         IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed on behalf of the Corporation by David J. Toth, its President, as of the __ day of September, 1999.

                                                NETRATINGS, INC.


                                                By:
                                                   ----------------------------
                                                David J. Toth, President

                        CERTIFICATE OF CORRECTION FILED TO
                            CORRECT A CERTAIN ERROR IN
                 THE FOURTH RESTATED CERTIFICATE OF INCORPORATION
                               OF NETRATINGS, INC.
                  FILED IN THE OFFICE OF THE SECRETARY OF STATE
                        OF DELAWARE ON SEPTEMBER 21, 1999


       Jack R. Lazar certifies and acknowledges that:

       1. He is a Vice President and the Chief Financial Officer of NetRatings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

       2. A Fourth Restated Certificate of Incorporation was filed by the Secretary of State of Delaware on September 21, 1999 and forwarded for recording in the office of the Recorder of Deeds of Kent County on September 21, 1999, and said Fourth Restated Certificate of Incorporation requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

       3. The inaccuracy or defect of the Fourth Restated Certificate of Incorporation to be corrected is as follows:

              Article IV, Section A of the Fourth Restated Certificate of Incorporation as is set forth below:

              "A.    This Corporation is authorized to issue two classes of
shares of stock, to be designated, respectively, "Common Stock" and "Preferred Stock." The Preferred Stock may be issued in one or more series. The total number of shares which the Corporation is authorized to issue is One Hundred Two Million Four Hundred Twenty Two Thousand Six Hundred (102,422,600). Eighty-Six Million Eight Hundred Fifty-One Thousand Four Hundred Thirty-Eight (86,851,438) shares with a par value of $0.001 each shall be Common Stock, and Fifteen Million Five Hundred Seventy-One Thousand One Hundred Sixty-Two (15,571,162) shares with a par value of $0.001 each shall be Preferred Stock, of which One Million Nine Hundred Thousand (1,900,000) shares shall be designated "Series A Preferred," Two Million One Hundred Eighty-Four Thousand One Hundred Eleven (2,184,111) shares shall be designated

"Series B Preferred," Six Million Six Hundred Thousand (6,600,000) shares shall be designated "Series C Preferred," and 4,887,051 shares shall be designated "Series D Preferred."

       4. Article IV, Section A of the Fourth Restated Certificate of Incorporation is corrected to read as follows:

              "A.    This Corporation is authorized to issue two classes of
shares of stock, to be designated, respectively, "Common Stock" and "Preferred Stock." The Preferred Stock may be issued in one or more series. The total number of shares which the Corporation is authorized to issue is One Hundred Million (100,000,000). Eighty-Four Million Four Hundred Twenty-Eight Thousand Eight Hundred Thirty-Eight (84,428,838) shares with a par value of $0.001 each shall be Common Stock, and Fifteen Million Five Hundred Seventy-One Thousand One Hundred Sixty-Two (15,571,162) shares with a par value of $0.001 each shall be Preferred Stock, of which One Million Nine Hundred Thousand (1,900,000) shares shall be designated "Series A Preferred," Two Million One Hundred Eighty-Four Thousand One Hundred Eleven (2,184,111) shares shall be designated "Series B Preferred," Six Million Six Hundred Thousand (6,600,000) shares shall be designated "Series C Preferred," and 4,887,051 shares shall be designated "Series D Preferred."

       IN WITNESS WHEREOF, the undersigned authorized officer of NetRatings, Inc., has hereunto set his hand this 21st day of September, 1999.

                                      NETRATINGS, INC.


                                      ------------------------------------------
                                      Jack R. Lazar
                                      Vice President and Chief Financial Officer


                                       2